July 23, 2002

Goenergy Inc.
4526 Underwood Street
North Vancouver, British Columbia, Canada
Attention: Strato Malamas, President

Re: Goenergy Inc.'s Registration Statement on Form SB-2

Ladies and Gentlemen:

I have acted as independent counsel for Goenergy Inc., a Delaware corporation (the "Company"), in connection with the Company's registration statement on SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of certain shares of the Company's common stock.

In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as I have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to myself as originals, and conformity with the originals of all documents submitted to myself as copies thereof. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the common stock to be sold by the selling shareholders is validly issued, fully paid and nonassessable. This opinion is based on Delaware general corporate law.

Very truly yours,



/s/ "Arthur J. Frost"
--------------------------
Arthur J. Frost, attorney

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Goenergy Inc.
July 23, 2002
Page 2

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to all references to myself under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

Very truly yours,


/s/ "Arthur J. Frost"
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Arthur J. Frost, attorney